PREVENTIA INC.

36 Toronto St., Suite 1150

Toronto, ON M5C 2C5

June 20 2012

PRIVATE AND CONFIDENTIAL

Private Trading Systems PLC

271 St Albans Road

Hemel Hempstead

Hertfordshire HP2 4RP

United Kingdom

Dear Sirs:

Re:   System and Intellectual Property License

Whereas Private Trading Systems PLC ("PTS", a company incorporated in England and Wales) is the sole owner of, and has the exclusive worldwide right and title to use and exploit, a trading system (the System") designed to facilitate the trading of instruments, investments, securities and assets between buyers and sellers in a trading environment, as described in registered U.S. Patent No. 8,165952 B2 (the "U.S. Patent"), this letter of intent (this "LOI") sets out the basic terms of arrangements under which: (i) PTS shall license to Preventia Inc. and/or its soon-to-be incorporated wholly-owned operational subsidiary (collectively and interchangeably, "Preventia") the exclusive right to use and otherwise exploit and enforce the System and all intellectual property incorporated therein and related thereto (collectively, the ;’System IP’', which term includes but is not limited to the U.S. Patent) and whereby Preventia shall in turn contract PTS to operate the System, either directly or through a subsidiary of PTS.

While it is recognized that further discussions and negotiations must occur between the parties hereto and that a definitive agreement must be prepared and executed in regard to the subject matter hereof, the parties hereto hereby acknowledge and agree that paragraphs 6, 7 and 8, below, are binding on the parties regardless of whether any such definitive agreement is prepared and/or executed.

1. Sub-License- PTS shall grant a five (5) year, worldwide exclusive license to Preventia to use and otherwise exploit and enforce the System and the System lP, renewable for up to three (3) additional five (5) terms at the option of Preventia, on such terms as are mutually agreed between the parties; provided however that if no such terms are agreed upon, Preventia shall have the right to renew the license on terms identical to those contained herein and/or in the definitive agreement, as applicable.

2. Fees/Payment - In exchange for the license to be granted by PTS as described above, Preventia shall pay to PTS, the greater of:

(a) A minimum annual fee of two million dollars (USD $2,000,000), payable quarterly in equal installments, with the first such payment to be due and payable on or before the 1st day of October. 2012 (noting that first the purpose of the agreement the first quarter shall be the period between execution of the definitive agreement and September 30, 2012); and

(b) Fifty percent (50%) of all revenues earned and received in connection with the use of the System and/or the exploitation of the System IP.

For clarity, amounts paid by Preventia to PTS pursuant to subsection (a) shall be set off against amount payable pursuant to subsection (b ).

3. Due Diligence - There shall be a ten (10) day period commencing from the date first above written during which each party may conduct due diligence (the “Due Diligence Period”)

4. Definitive Agreement – Provided that the parties hereto are satisfied with respect to the aforementioned due diligence, full tems and conditions in regard to the matter referenced herein shall be mutually agreed upon and finalized by entering into a definitive agreement. Notwithstanding the aforementioned length of the Due Diligence Period, the parties may enter into a definitive agreement at any time during the Due Diligence Period.

5. Term of LOI - Unless otherwise indicated, the terms and conditions of this LOI and the agreement contained herein shall remain in force for thirty (30) days from the date first above written (the "Term") and shall be renewable for subsequent thirty (30) day terms, on written agreement of both parties.to be agreed upon at least fifteen (15) days-prior to the expiry of the Term or any thirty (30) day extension thereof. It is the intent of the parties to enter into a definitive agreement prior to June 30, 2012.

6. Confidentiality – Preventia and PTS (which, for the purposes of this paragraph includes its parent and sister companies) shall each hold all information provided by the other (the "Disclosing Party") in the strictest of confidence and all information provided by the Disclosing Party shall be deemed to be confidential unless otherwise indicated by the Disclosing Party. Should no definitive agreement be executed in regard to the matters referenced in this LOI, Preventia shall return and/or destroy, in accordance with PTS's directions, all information and materials provided by PTS to Preventia and all work product derived and/or created from, And/or in connection with the matters referenced herein. Notwithstanding and without limiting any other term or paragraph in this LOI, this paragraph 6 of this LOI shall remain in full force and effect until the earlier of: (i) the effective date of the definite agreement and (ii) in perpetuity.

7. Breach – In the event of any breach or threatened breach of any term or condition contained herein or any illegal act committed by either party hereto, the other party shall be entitled to equitable relief by way of injunction to termination of the Agreement

8. Assignment – This LOI is not assignable without the written consent of both parties. Any attempt to assign any of the rights, duties or obligations of the LOI without written consent is void.

We look forward to finalizing the definitive agreement and to a long mutually beneficial relationship.

Yours truly,

PREVENTIA INC

Per:       /s/Robert Stevens

     Name: Robert Stevens

        Title: President

We hereby acknowledge and accept the terms and conditions of this LOI

PRIVATE TRADING SYSTEMS PLC

Per: /s/ M. Collins

Name: M. Collins

    Title: Director

Per: /s/Julian Seidman

Name:Julian Seidman

  Title: Director